Exhibit 4.3
RUB MUSIC ENTERPRISES, INC.
Warrant for the Purchase of [         ]
Shares of Common Stock
Par Value $0.001
AMENDED AND RESTATED
CLASS C WARRANT AGREEMENT
(this “Agreement”)
This Amended and Restated Class C Warrant Agreement amends and restates that certain Warrant Agreement, dated July 17, 2009, issued by the Company (defined below) to the Holder (defined below).
THE HOLDER OF THIS WARRANT, BY ACCEPTANCE HEREOF, BOTH WITH RESPECT TO THE WARRANT AND COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT, AGREES AND ACKNOWLEDGES THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE LAWS OF ANY APPLICABLE STATE, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AND ITS COUNSEL, TO THE EFFECT THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE STATUTES, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.
This is to certify that, for value received,                                         , (the “Holder”) is entitled to purchase from RUB MUSIC ENTERPRISES, INC. (the “Company”), on the terms and conditions hereinafter set forth, all or any part of [     ] shares (“Warrant Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), at the purchase price of $4.00 per share (“Warrant Price”). Upon exercise of this warrant in whole or in part, a certificate for the Warrant Shares so purchased shall be issued and delivered to the Holder. If, at any time prior to the Expiration Date (as defined below), less than the total warrant is exercised, a new warrant of similar tenor shall be issued for the unexercised portion of the warrants represented by this Agreement.
This warrant is granted subject to the following further terms and conditions:
1. This warrant shall vest and be exercisable upon the one year anniversary of the consummation of a merger or acquisition of the Company, or the merger or acquisition of any wholly-owned subsidiary of the Company (the “Merger”), and shall expire at 5:00 p.m. Eastern Time on the date that is two years following the consummation of the Merger (the “Expiration Date”). In order to exercise this warrant with respect to all or any part of the Warrant Shares for which this warrant is at the time exercisable, Holder (or in the case of exercise after Holder’s death, Holder’s executor, administrator, heir or legatee, as the case may be) must take the following actions:
(a) Deliver to the Corporate Secretary of the Company an executed notice of exercise substantially in the form of notice attached to this Agreement (the “Exercise Notice”) in which there is specified the number of Warrant Shares that are to be purchased under the exercised warrant;

(b) Tender payment of the aggregate Warrant Price for the purchased shares in cash or by check made payable to the Company’s order; and
(c) Furnish to the Company appropriate documentation that the person or persons exercising the warrant (if other than Holder) have the right to exercise the warrant.
(d) For purposes of this Agreement, the “Exercise Date” shall be the date on which the executed Exercise Notice shall have been delivered to the Company.
(e) Upon such exercise, the Company shall issue and cause to be delivered, with all reasonable dispatch (and in any event within five business days of such exercise), to or upon the written order of the Holder at its address, and in the name of the Holder, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise, together with such other property (including cash) and securities as may then be deliverable upon such exercise. Such certificate or certificates shall be deemed to have been issued and the Holder shall be deemed to have become a holder of record of such Warrant Shares as of the Exercise Date.
2. The Holder acknowledges that this warrant may not be exercised if the issuance of the Warrant Shares upon such exercise would constitute a violation of any applicable federal or state securities laws, or other law or regulation, and the Warrant Shares have not been and will not be registered as of the date of exercise of this warrant under the Securities Act or the securities laws of any state. The Holder acknowledges that this warrant and the Warrant Shares, when and if issued, are and will be “restricted securities” as defined in Rule 144 promulgated under the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act and any other applicable state registration requirements. Except as provided herein, the Company is under no obligation to register the securities under the Securities Act or under applicable state statutes. In the absence of such a registration or an available exemption from registration, sale of the Warrant Shares may be practicably impossible. The Holder shall confirm to the Company the representations set forth above in connection with the exercise of all or any portion of this warrant.
3. The number of Warrant Shares purchasable upon the exercise of this warrant and the Warrant Price per share shall be subject to adjustment from time to time as follows:
(a) In the event that the Company should at any time, or from time to time, fix a record date for the effectuation of a split, either forward or reverse, subdivision or combination of the outstanding shares of Common Stock, or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”), without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the number of Warrant Shares purchasable hereunder shall be appropriately increased or decreased in proportion to such increase or decrease in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.
(b) Whenever there is an adjustment in the number of Warrant Shares purchasable upon the exercise of this warrant pursuant to the provisions of Section 3(a), the Warrant Price shall be adjusted to an amount proportionate to the adjustment in the number of Warrant Shares.

(c) If at any time, or from time to time, there shall be a recapitalization of the Common Stock (other than a subdivision or combination, or merger or sale of assets transaction provided for elsewhere in this Section 3) provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this warrant the number of shares of Common Stock, Common Stock Equivalents or property of the Company or otherwise, to which the Holder would have been entitled upon such recapitalization assuming this warrant was exercised immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this warrant after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Warrant Price then in effect and the number of Warrant Shares issuable upon exercise) shall be applicable after that event as nearly equivalent as may be practicable.
(d) If at any time, or from time to time, the Company shall consolidate with or merge into another corporation, or shall sell, lease, or convey to another corporation the assets of the Company as an entity or substantially as an entity (any one or more of such transactions being a “Corporate Transaction”), provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this warrant the number of shares of Common Stock, Common Stock Equivalents or property of the Company or otherwise, to which the Holder would have been entitled to receive in such Corporate Transaction assuming this warrant was exercised immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this warrant after the Corporate Transaction to the end that the provisions of this Section 3 (including adjustment of the Warrant Price then in effect and the number of Warrant Shares issuable upon exercise) shall be applicable after that event as nearly equivalent as may be practicable.
4. The Company covenants and agrees that all Warrant Shares which may be delivered upon the exercise of this warrant will, upon delivery, be free from all taxes, liens, and charges with respect to the purchase thereof; provided, that the Company shall have no obligation with respect to any income tax liability of the Holder.
5. This warrant shall be subject to redemption as follows:
(a) If the closing price of the Common Stock on the Trading Market (as defined below) is $5.00 per share or more, with 15,000 shares of average daily volume, for 20 consecutive Trading Days (as defined below), then this warrant, in whole or in part, will be subject to redemption at the option of the Company, at a price of $0.01 per share for each Warrant Share purchasable upon the exercise of this warrant.
(b) If the Company consummates a private offering of its Common Stock, then this warrant will be subject to redemption at the option of the Company, at the rate of one Warrant Share for every $4.00 of gross proceeds received by the Company in such private offering, at a price of $0.01 per share for each Warrant Share purchasable upon the exercise of this warrant.
(c) Any amount of this warrant subject to redemption, as set forth herein (the “Redemption Amount”), may be redeemed by the Company at any time and from time to time, upon not less than 10 nor more than 30 days notice to the Holder.
(d) The Company shall deliver to the Holder a written notice of redemption (the “Redemption Notice”) specifying the date for the redemption (the “Redemption Payment Date”), which date shall be at least 10 but not more than 30 days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this warrant for which the Holder has previously delivered an Exercise Notice or for exercises elected to be made by the Holder pursuant to Section 1 during the Redemption Period.

(e) The Redemption Amount shall be determined as if the Holder’s exercise elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Company fails to pay the Redemption Amount on the Redemption Payment Date, then such Notice of Redemption shall be null and void.
(f) “Trading Day” means a day on which the principal Trading Market is open for business. “Trading Market” means the following markets, exchange or bulletin boards on which the Common Stock is listed, traded or quoted for trading on the date in question: the NASDAQ Stock Market, the New York Stock Exchange, the American Stock Exchange or the Over-the-Counter Bulletin Board.
(g) The Company agrees that, notwithstanding the terms of this warrant, the Company shall not redeem any portion of this warrant pursuant to Section 5 (a) of this warrant until the one year anniversary of the consummation of the Merger.
6. The Company agrees at all times to reserve or hold available a sufficient number of shares of Common Stock to cover the number of Warrant Shares issuable upon the exercise of this warrant.
7. This warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever, except the rights herein expressed, and no dividends shall be payable or accrue in respect of this warrant or the Warrant Shares until or unless, and except to the extent that, this warrant shall be exercised.
8. The Company may deem and treat the registered owner of this warrant as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.
9. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
10. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to the principles of conflicts of law thereof.
11. This Agreement shall be binding on and inure to the benefit of the Company and the person to whom a warrant is granted hereunder, and such person’s heirs, executors, administrators, legatees, personal representatives, assignees, and transferees.
IN WITNESS WHEREOF, the Company has caused this warrant to be executed by the signature of its duly authorized officer, effective this  _____  day of                      2009.

RUB MUSIC ENTERPRISES, INC.
By:
	Name:	Cornelius A. Hofman
	Title:	President

The undersigned Holder hereby acknowledges receipt of a copy of the foregoing warrant and acknowledges and agrees to the terms and conditions set forth in the warrant.

By:

Exercise Notice
(to be signed only upon exercise of Warrant)
TO: RUB MUSIC ENTERPRISES, INC.
The Holder of the attached warrant hereby irrevocable elects to exercise the purchase rights represented by the warrant for, and to purchase thereunder,                                          shares of common stock of Rub Music Enterprises, Inc. and herewith makes payment therefor, and requests that the certificate(s) for such shares be delivered to the Holder at:

If acquired without registration under the Securities Act of 1933, as amended (“Securities Act”), the Holder represents that the Common Stock is being acquired without a view to, or for, resale in connection with any distribution thereof without registration or other compliance under the Securities Act and applicable state statutes, and that the Holder has no direct or indirect participation in any such undertaking or in the underwriting of such an undertaking. The Holder understands that the Common Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions by an issuer not involving any public offering and that any disposition of the Common Stock may, under certain circumstances, be inconsistent with these exemptions. The Holder acknowledges that the Common Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless subsequently registered under the Securities Act or an exemption from such registration is available. The Company is under no obligation to register the Common Stock under the Securities Act or any state securities law, except as provided in the Agreement for the warrant. The certificates representing the Common Stock will bear a legend restricting transfer, except in compliance with applicable federal and state securities statutes.
The Holder agrees and acknowledges that this purported exercise of the warrant is conditioned on, and subject to, any compliance with requirements of applicable federal and state securities laws deemed necessary by the Company.
DATED this  _____  day of                                                             ,  _____.

Signature